                                                                               .
                                                                               .
                                                                               .

                                                                      Exhibit 12

Willbros Group, Inc.
Statement re: Computation of Ratio of Earnings to Fixed Charges


Ratio of Earnings to Fixed Charges (Dollar amounts in thousands)




                                           2004 6-
                                            Months     2003        2002        2001       2000       1999
                                            ------     ----        ----        ----       ----       ----
Earnings:
      Income (loss) before income taxes    $ 2,311    $(6,626)    $35,197     $29,464   $(10,335)  $(16,718)

      Plus fixed charges                     2,143      2,742       2,545       3,830      3,597        966

      Less capitalized interest               (373)      (287)          -           -          -          -
                                           -------    -------     -------     -------   --------   --------

         Total Earnings                    $ 4,081    $(4,171)    $37,742     $33,294   $ (6,738)  $(15,752)

Fixed Charges:

      Interest expense                     $   524    $   173     $ 1,070     $ 2,461   $  2,542   $    214

      Interest capitalized                     373        287           -           -          -          -

      Amortization of debt expense             959      1,573         881         504          -          -

      Rental expense attr. to interest         287        709         594         865      1,055        752
                                           -------    -------     -------     -------   --------   --------

         Total Fixed Charges               $ 2,143    $ 2,742     $ 2,545     $ 3,830   $  3,597   $    966
                                           -------    -------     -------     -------   --------   --------

Deficiency                                 $     -    $(6,913)    $     -     $     -   $(10,335)  $(16,718)
                                           =======    =======     =======     =======   ========   ========

Excess coverage                            $ 1,938    $     -     $35,197     $29,464   $      -   $      -
                                           =======    =======     =======     =======   ========   ========


Ratio of earnings to fixed charges             1.9         (1)       14.8         8.7         (1)        (1)
                                           =======    =======     =======     =======   ========   ========



Note (1) Fixed charges exceed earnings